Exhibit 99(a)

             First Bancorp Reports Increase in Quarterly Earnings

    TROY, N.C., July 22 /PRNewswire-FirstCall/ -- First Bancorp
(Nasdaq: FBNC), the parent company of First Bank, announced today net income for the second quarter of 2004 of $4,886,000, or $0.51 per diluted share. The 2004 earnings represent a 1.6% increase in net income and 2.0% increase in diluted earnings per share over the earnings of $4,811,000, or $0.50 per diluted share, reported for the second quarter of 2003.

    Key performance ratios for the second quarter of 2004 include:
     * Return on average assets of 1.29%
     * Return on average equity of 13.48%
     * Net charge-offs to average loans of 0.11%
     * Net interest margin of 4.26%
     * Nonperforming assets to total assets at quarter end of 0.33%
     * Efficiency ratio of 56.23%

    Net income for the six months ended June 30, 2004 amounted to $9,606,000, or $1.00 per diluted share, a 1.0% increase in diluted earnings per share over the net income of $9,504,000, or $0.99 per diluted share, reported for the six months ended June 30, 2003.
    Total assets at June 30, 2004 amounted to $1.56 billion, 17.5% higher than a year earlier. Total loans at June 30, 2004 amounted to $1.30 billion, a 17.1% increase from a year earlier, and total deposits amounted to $1.30 billion at June 30, 2004, a 12.9% increase from a year earlier. The Company's acquisition of four RBC Centura Bank branches on October 27, 2003 contributed to the year-over-year increases. As of the acquisition date, the four RBC Centura Bank branches had $25 million in loans and $102 million in deposits.
    The increase in loans and deposits over the past twelve months resulted in an increase in the Company's net interest income when comparing the three and six month periods in 2004 to the comparable periods in 2003. Net interest income for the second quarter of 2004 amounted to $14.9 million, an 8.7% increase over the $13.7 million recorded in the second quarter of 2003. Net interest income for the six months ended June 30, 2004 amounted to $29.6 million, a 9.7% increase over the $27.0 million recorded in the same six month period in 2003.
    The positive impact on net interest income from the increases in loans and deposits more than offset lower net interest margins realized in 2004 compared to 2003. The Company's net interest margin (tax-equivalent net interest income divided by average earning assets) for the second quarter of 2004 was 4.26% compared to 4.53% for the second quarter of 2003. The Company's net interest margin for the six months ended June 30, 2004 was 4.31% versus 4.56% for the comparable period in 2003. The Company's net interest margin has been negatively impacted by the thirteen interest rate cuts initiated by the Federal Reserve from 2001 to 2003 and the Company's shift towards originating more adjustable rate loans compared to fixed rate loans to protect the Company from anticipated increases in interest rates. The Federal Reserve increased interest rates by 25 basis points on June 30, 2004, which the Company expects to have a slightly positive impact on net interest margin beginning in the third quarter of 2004.
    Partially offsetting the increases in net interest income realized in the three and six months ended June 30, 2004 compared to 2003 were higher amounts of provisions for loan losses recorded by the Company. The provision for loan losses in the second quarter of 2004 was $740,000 compared to $540,000 in the second quarter of 2003, and the provision for loan losses for the first six months of 2004 was $1,310,000 compared to $1,060,000 recorded in the same period of 2003. The higher provisions for loan losses were a result of 1) higher credit risk associated with higher loan growth, and 2) minor shifts among the risk categories within the Company's allowance for loan loss model. Net internal loan growth for the second quarter of 2004 was $45 million compared to $37 million for the second quarter of 2003. Net internal loan growth for the first six months of 2004 was $78 million compared to $62 million for the same six months of 2003.
    Except for fees from presold mortgages, most components of noninterest income and noninterest expense increased in 2004 as a result of the Company's overall growth. Fees from presold mortgages have decreased in 2004 as a result of a decline in mortgage refinancing activity caused by higher mortgage interest rates. The Company realized securities gains of $96,000 and $188,000 for the three and six months ended June 30, 2004, respectively, whereas no securities gains were realized during the first half of 2003.
    The Company's asset quality ratios remain sound in 2004. For the three and six months ended June 30, 2004, net charge-offs as a percentage of average loans amounted to 11 basis points (annualized) and 9 basis points, respectively, compared to 7 basis points (annualized) and 9 basis points for each of the comparable periods in 2003. The Company's nonperforming assets to total assets ratio of 0.33% at June 30, 2004 is slightly more favorable than the same ratio of 0.37% a year earlier and is more favorable than a March 31, 2004 North Carolina state bank average of 0.52%.
    James H. Garner, President and CEO of First Bancorp, commented on today's earnings report, "I am pleased with our second quarter performance. Despite the challenging interest rate environment for commercial banks, we realized an increase in earnings over 2003, and we also achieved growth in our loan and deposit balances. Also, on June 30, 2004, the improving economy prompted the Federal Reserve to increase interest rates for the first time in over four years. We believe that an improving economy and a rising interest rate environment will benefit the Company."

    Mr. Garner also noted the following corporate developments:
     * On July 14, 2004, the Company opened a new branch in Radford, Virginia. Radford is located approximately 40 miles northeast of the Company's branch in Wytheville, Virginia. The branch is located at 600 East Main Street, across from Radford University.

     * On May 25, 2004, the Company announced a quarterly dividend of 24 cents per share payable on July 23, 2004 to shareholders of record on June 30, 2004. The 24 cent rate represents an increase over the previous rate of 23 cents per share declared in the second quarter of 2003.

     * The Company has plans to open new bank branches in the towns of Rose Hill and Thomasville, both in North Carolina. Rose Hill is located in Duplin County, North Carolina, in close proximity to the Company's existing branches in Wallace and Kenansville. The planned branch in Thomasville, Davidson County, will complement the Company's existing branch in that town.

     * During the second quarter of 2004, the Company repurchased 64,300 shares of its common stock at an average price of $31.24 per share. Year to date, the Company has repurchased 114,242 shares of its common stock at an average price of $32.18 per share.

    First Bancorp is a bank holding company based in Troy, North Carolina with total assets of approximately $1.6 billion. Its principal activity is the ownership and operation of First Bank, a state-chartered community bank that operates 59 branch offices, with 53 branches operating in a nineteen county market area in the central piedmont region of North Carolina, 3 branches in Dillon County, South Carolina, and 3 branches in Virginia (Abingdon, Radford, and Wytheville), where First Bank does business as First Bank of Virginia. First Bancorp's common stock is traded on the NASDAQ National Market under the symbol FBNC.
    Please visit our website at http://www.firstbancorp.com . For additional financial data, please see the attached Financial Summary.

    This press release contains statements that could be deemed forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, which statements are inherently subject to risks and uncertainties. Forward-looking statements are statements that include projections, predictions, expectations or beliefs about future events or results or otherwise are not statements of historical fact. Such statements are often characterized by the use of qualifying words (and their derivatives) such as "expect," "believe," "estimate," "plan," "project," or other statements concerning opinions or judgments of the Company and its management about future events. Factors that could influence the accuracy of such forward-looking statements include, but are not limited to, the financial success or changing strategies of the Company's customers, the Company's level of success in integrating acquisitions, actions of government regulators, the level of market interest rates, and general economic conditions.


                        First Bancorp and Subsidiaries
                              Financial Summary

                                 Three Months             Six Months
                                    Ended                   Ended
                                   June 30,                June 30,
    ($ in thousands except per   -----------  Percent    ------------  Percent
     share data - unaudited)     2004   2003   Change    2004    2003   Change
    ==========================================================================
    INCOME STATEMENT

    Interest income
       Interest and fees on
        loans                    $18,192 17,249         $36,195  34,258
       Interest on investment
        securities                 1,269  1,086           2,564   2,235
       Other interest income         104    222             190     528
                                 ------- ------         -------  ------
          Total interest income   19,565 18,557   5.4%   38,949  37,021   5.2%
                                 ------- ------         -------  ------
    Interest expense
       Interest on deposits        4,045  4,467           7,998   9,112
       Interest on borrowings        661    416           1,319     893
                                 ------- ------         -------  ------
          Total interest  expense  4,706  4,883  -3.6%    9,317  10,005  -6.9%
                                 ------- ------         -------  ------
             Net interest income  14,859 13,674   8.7%   29,632  27,016   9.7%
    Provision for loan losses        740    540  37.0%    1,310   1,060  23.6%
                                 ------- ------         -------  ------
    Net interest income after
     provision for loan losses    14,119 13,134   7.5%   28,322  25,956   9.1%
                                 ------- ------         -------  ------
    Noninterest income
       Service charges on
        deposit accounts           2,345  1,927           4,554   3,788
       Other service charges,
        commissions, and fees        794    633           1,690   1,409
       Fees from presold mortgages   290    651             478   1,353
       Commissions from financial
        product sales                365    335             696     595
       Data processing fees          104     79             200     152
       Securities gains               96      -             188       -
       Other gains (losses)          (82)   (23)            (82)     38
                                 ------- ------         -------  ------
          Total noninterest income 3,912  3,602   8.6%    7,724   7,335   5.3%
                                 ------- ------         -------  ------
    Noninterest expenses
       Personnel expense           6,294  5,396          12,537  10,722
       Occupancy and equipment
        expense                    1,408  1,205           2,864   2,427
       Intangibles amortization       94     46             189      91
       Other operating expenses    2,826  2,705           5,764   5,360
                                 ------- ------         -------  ------
          Total noninterest
           expenses               10,622  9,352  13.6%   21,354  18,600  14.8%
                                 ------- ------         -------  ------
    Income before income taxes     7,409  7,384   0.3%   14,692  14,691   0.0%
    Income taxes                   2,523  2,573  -1.9%    5,086   5,187  -1.9%
                                 ------- ------         -------  ------
    Net income                    $4,886  4,811   1.6%   $9,606   9,504   1.1%
                                 ======= ======         =======  ======

    Earnings per share - basic     $0.52   0.51   2.0%    $1.02    1.01   1.0%
    Earnings per share - diluted    0.51   0.50   2.0%     1.00    0.99   1.0%

    ADDITIONAL INCOME STATEMENT INFORMATION

    Net interest income, as
     reported                    $14,859 13,674         $29,632  27,016
    Tax-equivalent adjustment (1)    119    133             242     274
                                 ------- ------         -------  ------
    Net interest income,
      tax-equivalent             $14,978 13,807   8.5%  $29,874  27,290   9.5%
                                 ======= ======         =======  ======

    (1) This amount reflects the tax benefit that the Company receives related to its tax-exempt loans and securities, which carry interest rates lower than similar taxable investments due to their tax exempt status. This amount has been computed assuming a 35% tax rate and is reduced by the related nondeductible portion of interest expense.


                        First Bancorp and Subsidiaries
                          Financial Summary - page 2

                            Three Months Ended          Six Months Ended
                                 June 30,                   June 30,
    PERFORMANCE RATIOS        --------------  Percent    ------------- Percent
     (annualized)             2004      2003   Change    2004     2003  Change
                             =================================================
    Return on average assets  1.29%      1.47%             1.28%      1.48%
    Return on average equity 13.48%     14.15%            13.29%     14.20%
    Net interest margin - tax
     equivalent (1)           4.26%      4.53%             4.31%      4.56%
    Efficiency ratio - tax
     equivalent (1) (2)      56.23%     53.72%            56.80%     53.72%
    Net charge-offs to
     average loans            0.11%      0.07%             0.09%      0.09%
    Nonperforming assets to
     total assets
     (period end)             0.33%      0.37%             0.33%      0.37%

    SHARE DATA
    Cash dividends declared  $0.24       0.23   4.3%      $0.48       0.46  4.3%
    Stated book value        15.20      14.45   5.2%      15.20      14.45  5.2%
    Tangible book value       9.84      10.54  -6.6%       9.84      10.54 -6.6%
    Common shares
     outstanding at end
     of period           9,424,884  9,363,404         9,424,884  9,363,404
    Weighted average
     shares outstanding -
     basic               9,450,723  9,390,186         9,459,047  9,375,439
    Weighted average
     shares outstanding -
     diluted             9,606,676  9,563,841         9,628,440  9,552,385

    Shareholders' equity
     to assets                9.19%     10.21%            9.19%     10.21%

    AVERAGE BALANCES
     (in thousands)
    Total assets        $1,524,169  1,315,792  15.8% $1,503,578  1,297,043 15.9%
    Loans                1,273,672  1,087,932  17.1%  1,254,874  1,068,857 17.4%
    Earning assets       1,414,095  1,222,448  15.7%  1,393,102  1,207,443 15.4%
    Deposits             1,300,263  1,140,309  14.0%  1,280,178  1,122,821 14.0%
    Interest-bearing
     liabilities         1,211,314  1,047,765  15.6%  1,197,099  1,034,826 15.7%
    Shareholders' equity  145,776     136,360   6.9%    145,406    134,945  7.8%

    (1) See footnote 1 on page 1 of Financial Summary for discussion of tax-equivalent adjustments.
    (2) Calculated by dividing noninterest expense by the sum of tax-equivalent net interest income plus noninterest income.


    TREND INFORMATION
   ($ in thousands except per share data)

                                          For the Three Months Ended
                                          --------------------------
                                 June    March   Dec.    Sept.   June    One
                                  30,     31,     31,     30,     30,    Year
    INCOME STATEMENT             2004    2004    2003    2003    2003   Change
                                ------  ------  ------  ------  ------  ------
    Net interest income - tax
     equivalent (1)            $14,978  14,896  14,828  14,160  13,807    8.5%
    Taxable equivalent
     adjustment (1)                119     123     125     119     133  -10.5%
    Net interest income         14,859  14,773  14,703  14,041  13,674    8.7%
    Provision for loan losses      740     570     925     695     540   37.0%
    Noninterest income           3,912   3,812   3,781   3,802   3,602    8.6%
    Noninterest expense         10,622  10,732  10,091   9,273   9,352   13.6%
    Income before income taxes   7,409   7,283   7,468   7,875   7,384    0.3%
    Income taxes                 2,523   2,563   2,611   2,819   2,573   -1.9%
    Net income                   4,886   4,720   4,857   5,056   4,811    0.6%

    Earnings per share - basic    0.52    0.50    0.52    0.54    0.51    2.0%
    Earnings per share - diluted  0.51    0.49    0.51    0.53    0.50    2.0%

    (1) See footnote 1 on page 1 of Financial Summary for discussion of tax-equivalent adjustments.


                        First Bancorp and Subsidiaries
                          Financial Summary - page 3

                         June      March     Dec.      Sept.     June    One
    PERIOD END BALANCES   30,       31,       31,       30,       30,    Year
     (in thousands)      2004      2004      2003      2003      2003   Change
                      --------- --------- --------- --------- --------- ------
    Assets           $1,558,251 1,494,418 1,475,769 1,357,222 1,325,803  17.5%
    Securities          112,974   112,915   117,661   103,825    91,869  23.0%
    Loans             1,297,224 1,251,923 1,218,895 1,142,900 1,107,997  17.1%
    Allowance for
     loan losses         14,313    13,917    13,569    12,700    12,243  16.9%
    Intangible assets    50,517    50,621    50,701    36,623    36,667  37.8%
    Deposits          1,300,804 1,290,272 1,249,364 1,143,798 1,151,969  12.9%
    Borrowings          106,000    51,000    76,000    66,000    31,000 241.9%
    Shareholders'
     equity             143,238   143,929   141,856   138,088   135,327   5.8%


                                           For the Three Months Ended
                                           --------------------------
                                     June  March   Dec.   Sept.  June One Year
                                      30,    31,    31,    30,    30,  Change
    YIELD INFORMATION                2004   2004   2003   2003   2003    (3)
                                    ------ ------ ------ ------ ------  ------
    Yield on loans                   5.74%  5.86%  5.93%  6.08%  6.36%  -62 bp
    Yield on securities - tax
     equivalent (1)                  4.92%  5.05%  5.07%  5.06%  5.43%  -51 bp
    Yield on other earning assets    1.55%  1.50%  1.92%  2.10%  2.00%  -45 bp
       Yield on all interest
        earning assets               5.60%  5.72%  5.78%  5.93%  6.13%  -53 bp
    Rate on interest bearing
     deposits                        1.43%  1.43%  1.47%  1.57%  1.77%  -34 bp
    Rate on other interest
     bearing liabilities             3.75%  3.70%  3.24%  3.86%  5.08% -133 bp
       Rate on all interest
        bearing liabilities          1.56%  1.57%  1.56%  1.66%  1.87%  -31 bp
           Interest rate spread -
            tax equivalent (1)       4.04%  4.15%  4.22%  4.27%  4.26%  -22 bp
           Net interest  margin -
            tax equivalent (2)       4.26%  4.37%  4.44%  4.52%  4.53%  -27 bp
           Average prime rate        4.00%  4.00%  4.00%  4.00%  4.23%  -23 bp

    (1) See footnote 1 on page 1 of Financial Summary for discussion of tax-equivalent adjustments.
    (2) Calculated by dividing annualized tax equivalent net interest income by average earning assets for the period. See footnote 1 on page 1 of Financial Summary for discussion of tax-equivalent adjustments.
    (3) Expressed in terms of change in basis points from previous year.


                                 June    March   Dec.    Sept.   June     One
    ASSET QUALITY DATA            30,     31,     31,     30,     30,    Year
     ($ in thousands)            2004    2004    2003    2003    2003   Change
                                ------  ------  ------  ------  ------  ------
    Nonaccrual loans            $3,320   3,383   4,274   4,343   3,741  -11.3%
    Restructured loans              18      20      21      21      22  -18.2%
    Accruing loans > 90 days
     past due                        -       -       -       -       -       -
                                ------   -----   -----   -----   -----
       Total nonperforming loans 3,338   3,403   4,295   4,364   3,763  -11.3%
    Other real estate            1,857   1,585   1,398     929   1,174   58.2%
                                ------   -----   -----   -----   -----
       Total nonperforming
        assets                  $5,195   4,988   5,693   5,293   4,937    5.2%
                                ======   =====   =====   =====   =====
    Net charge-offs to average
     loans - annualized          0.11%   0.07%   0.13%   0.08%   0.07%   4 bp*
    Nonperforming loans to
     total loans                 0.26%   0.27%   0.35%   0.38%   0.34%  -8 bp*
    Nonperforming assets to
     total assets                0.33%   0.33%   0.39%   0.39%   0.37%  -4 bp*
    Allowance for loan losses
     to total loans              1.10%   1.11%   1.11%   1.11%   1.10%   0 bp*

    * Expressed in terms of change in basis points from previous year.

SOURCE  First Bancorp
    -0-                             07/22/2004
    /CONTACT: James H. Garner of First Bancorp, +1-910-576-6171 / /Web site: http://www.firstbancorp.com /
    (FBNC)

CO:  First Bancorp
ST:  North Carolina
IN:  FIN
SU:  ERN